Exhibit 10.27

August 12, 2024
Enphase Energy, Inc. 47281 Bayside Parkway
Fremont, CA 94538 Dear Sir or Madam:
This letter when executed shall serve as an agreement modifying that certain lease dated April 12, 2018 and last modified May 9, 2020, by and between Dollinger Bayside Associates, a California limited partnership, as Landlord and Enphase Energy, Inc., as Tenant, relating to the Premises at 47281-47341 Bayside Parkway, Fremont, CA 94538 (the “Original Premises” and the “Expansion Premises”).
IT IS AGREED THAT:

1)Effective upon full execution of this Letter Agreement, the term of the Lease shall be extended for six
(6) years and eleven (11) months, commencing October 1, 2025 and expiring August 31, 2032.

2)Base Monthly Rent for October 1, 2025 through December 31, 2025 shall be waived.
3)Effective January 1, 2026, the Base Monthly Rent shall be adjusted to $84,937.00/month.

4)Effective October 1, 2026, the Base Monthly Rent shall be adjusted to $87,485.00/month.

5)Effective October 1, 2027, the Base Monthly Rent shall be adjusted to $90,110.00/month.
6)Effective October 1, 2028, the Base Monthly Rent shall be adjusted to $92,813.00/month.

7)Effective October 1, 2029, the Base Monthly Rent shall be adjusted to $95,597.00/month.
8)Effective October 1, 2030, the Base Monthly Rent shall be adjusted to $98,465.00/month.

9)Effective October 1, 2031, the Base Monthly Rent shall be adjusted to $101,419.00/month.
10)Tenant Improvement Allowance. Tenant shall receive a Tenant Improvement Allowance in the amount of Four-Hundred Four Thousand Forty-Six Dollars ($404,460.00) which is equivalent to ten dollars and 00/100 per RSF ($10.00/RSF) (the “TIA”). The TIA shall be used to replace all HVAC units that are past their useful life (see Exhibit “A”), new caulking around the exterior, and other deferred building maintenance.

11)Option to Extend. Subject to the terms and conditions set forth below, Tenant may at its option extend the Terms of this Lease for One (1) period of Five (5) years. Such period is called the "Renewal Term." The Renewal Term shall be upon the same terms contained in this Lease, except that (i) Landlord shall have no obligation to provide Tenant with any Tenant Improvement Allowance or demolition in connection with the Renewal Term, (ii) the Base Rental during the Renewal Term shall be calculated as set forth below, and (iii) any reference in the Lease to the "Term" of the Lease shall be deemed to include the Renewal Term and apply thereto, unless it is expressly provided otherwise. Tenant shall have no additional extension options. The Base Rent during the Renewal Term shall be 95% of the then fair market rate (defined hereinafter) for such space for a term commencing of the first day of the Renewal Term. "Market Rate" shall mean the then prevailing market rate for a

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comparable term commencing on the first day of the Renewal Term for tenants of comparable size and creditworthiness for comparable space in the Building and other R&D/Office buildings in the Fremont Area. In no event shall the rent be less than the Prior Month's rent and shall increase a minimum of 3% per year. To exercise any option, Tenant must deliver a binding written notice to Landlord not sooner than twelve (12) months nor later than six (6) months prior to the expiration of the initial Term of this Lease. Thereafter, the Market Rate for the Renewal Term shall be calculated pursuant to Subsection A above and Landlord shall inform Tenant of the Market Rate. If the parties cannot agree on the Market Rate, the parties shall each appoint a real estate broker or appraiser (with at least 10 years’ experience in R&D leasing in Silicon Valley) to determine the Market Rate. If the lower of the two is within 90% of the higher of the two valuations, then the Market Rent shall be the average of the two. If the lower of the two valuations is less than 90% of the higher valuation, then the two brokers/appraisers originally selected by the parties shall select a third broker/appraiser who shall present their final determination of Market Rate to the third broker/appraiser, and the third broker/appraiser shall pick one of those two as being the Market Rate. The determination of the third broker/appraiser shall be binding on the parties. Each party shall be responsible for the cost of their own broker/appraiser and if a third broker/appraiser is required, the cost shall be split between Landlord and Tenant. The market rent shall be determined within 60 days of the date of Tenant’s exercise of its option. In no event shall the rent be less than the Prior Month's rent and shall increase by a minimum of 3% per year. If Tenant fails to timely give its notice of exercise, Tenant will be deemed to have waived its option to extend.

12)This is notice that the Landlord has not inspected the premises. A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or Lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.
13)Tenant represents and warrants to Landlord that Tenant is not a party with whom Landlord is prohibited from doing business pursuant to the regulations of the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury, including those parties named on OFAC's Specially Designated Nationals and Blocked Persons List. Tenant is currently in compliance with and shall at all times during the lease term remain in compliance with, the regulations of OFAC and any other governmental requirement relating thereto. In the event of any violation of this section, Landlord shall be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity. TENANT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS LANDLORD FROM AND AGAINST ANY AND ALL DAMAGES AND EXPENSES AWARDED IN A NON APEALABLE JUDGMENT AS A RESULT OF THIRD PARTY CLAIMS INCURRED BY LANDLORD ARISING FROM OR RELATED TO ANY BREACH OF THE
FOREGOING CERTIFICATIONS. These indemnity obligations shall survive the expiration or earlier termination of this Lease.

14)All other terms and conditions of said Lease, shall remain unchanged and in full force and effect.

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Acknowledged and Agreed To:	Sincerely,

Enphase Energy, Inc.
/s/ Badri Kothandaraman	/s/ David Dollinger
By: Badri Kothandaraman	By: David Dollinger
Title: President and CEO	Title: Managing member

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